Exhibit 99.1
ENLINK MIDSTREAM PARTNERS, LP
Condensed Consolidated Balance Sheets

	March 31, 2015 (1)	December 31, 2014 (1)
	(Unaudited)
	(In millions, except unit data)
ASSETS
Current assets:
Cash and cash equivalents	$34.2	$9.6
Accounts receivable:
Trade, net of allowance for bad debt	76.5	139.0
Accrued revenue and other	304.2	253.3
Related party	114.8	121.6
Fair value of derivative assets	14.3	16.7
Natural gas and NGLs inventory, prepaid expenses and other	50.7	30.8
Total current assets	594.7	571.0
Property and equipment, net of accumulated depreciation of $1,506.1 and $1,426.3, respectively	5,455.9	5,042.8
Intangible assets, net of accumulated amortization of $48.2 and $36.5, respectively	877.6	533.0
Goodwill	2,283.1	2,257.8
Fair value of derivative assets	7.6	10.0
Investments in unconsolidated affiliates	267.8	270.8
Other assets, net	17.8	16.6
Total assets	$9,504.5	$8,702.0

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities:
Accounts payable and drafts payable	$69.4	$121.8
Accounts payable to related party	11.1	3.0
Accrued gas, NGLs, condensate and crude oil purchases	269.7	204.5
Fair value of derivative liabilities	3.0	3.0
Accrued interest	37.6	16.9
Other current liabilities	154.3	132.9
Total current liabilities	545.1	482.1
Long-term debt	2,493.7	2,022.5
Fair value of derivative liabilities	1.5	2.0
Asset retirement obligation	12.5	12.4
Other long-term liabilities	79.3	84.0
Deferred tax liability	77.0	73.1

Redeemable non controlling interest	4.9	—

Partners’ equity:
Common unitholders (283,991,722 units issued and outstanding at March 31, 2015 and 245,421,549 units issued and outstanding at December 31, 2014)	5,899.3	5,833.3
Class C unitholders (6,704,285 units issued and outstanding at March 31, 2015)	180.1	—
General partner interest (1,594,974 equivalent units outstanding at March 31, 2015 and 1,594,974 equivalent units outstanding at December 31, 2014)	206.2	180.3
Non controlling interest	4.9	12.3
Total partners' equity	6,290.5	6,025.9
Commitment and Contingencies (Note 13)
Total liabilities and partners’ equity	$9,504.5	$8,702.0
(1) Information has been recast to include results attributable to the 25% limited partner interest in Midstream Holdings (as defined below) (the “May Transferred Interests”) acquired by the Partnership (as defined below) from Acacia (as defined below) and the VEX Interests (as defined below) acquired by the Partnership from Devon.

See accompanying notes to condensed consolidated financial statements.

ENLINK MIDSTREAM PARTNERS, LP

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2015 (1)	2014 (1)
	(Unaudited) (In millions, except per unit amounts)
Revenues:
Revenues	$773.1	$232.4
Revenues - affiliates	167.2	491.9
Gain (loss) on derivative activity	0.2	(1.3)
Total revenues	940.5	723.0
Operating costs and expenses:
Purchased gas, NGLs, condensate and crude oil (1)	657.4	538.9
Operating expenses (2)	98.4	46.8
General and administrative (3)	41.9	15.3
Depreciation and amortization	91.3	48.5
Total operating costs and expenses	889.0	649.5
Operating income	51.5	73.5
Other income (expense):
Interest expense, net of interest income	(18.9)	(4.8)
Equity in income of equity investment	3.7	4.2
Other income (expense)	0.6	(0.7)
Total other expense	(14.6)	(1.3)
Income from continuing operations before non-controlling interest and income taxes	36.9	72.2
Income tax provision	(1.2)	(19.6)
Net income from continuing operations	35.7	52.6
Discontinued operations:
Income from discontinued operations, net of tax	—	1.0
Discontinued operations, net of tax	—	1.0
Net income	35.7	53.6
Net income attributable to the non-controlling interest	0.1	—
Net income attributable to EnLink Midstream Partners, LP	$35.6	$53.6
Predecessor interest in net income (4)	$—	$35.5
General partner interest in net income	$26.5	$10.4
Limited partners’ interest in net income attributable to EnLink Midstream Partners, LP	$9.0	$7.7
Class C partners’ interest in net income attributable to EnLink Midstream Partners, LP	$0.1	$—
Net income attributable to EnLink Midstream Partners, LP per limited partners’ unit:
Basic per common unit	$0.03	$0.03
Diluted per common unit	$0.03	$0.03
(1) Financial information has been recast to include the financial position and results attributable to the May Transferred Interests and VEX Interests.
(2) Includes $7.9 million and $325.8 million for the three months ended March 31, 2015 and 2014, respectively, of affiliate purchased gas, NGLs, condensate and crude oil.
(3) Includes $5.9 million for the three months ended March 31, 2014 of affiliate operating expenses.
(4) Includes $8.3 million for the three months ended March 31, 2014 of affiliate general and administrative expenses.
(5) Represents net income attributable to the Predecessor for the period prior to March 7, 2014.

See accompanying notes to condensed consolidated financial statements.

ENLINK MIDSTREAM PARTNERS, LP

Consolidated Statement of Changes in Partners’ Equity
Three Months Ended March 31, 2015

	Common Units		Class C Common Units		General Partner Interest		Non-Controlling Interest		Redeemable Non-controlling Interest (Temporary Equity)
	$	Units	$	Units	$	Units	$	Total	$
	(Unaudited)
	(In millions)
Balance, December 31, 2014 (1)	$5,833.3	245.4	$—	—	$180.3	1.6	$12.3	$6,025.9	$—
Issuance of common units	182.2	38.4	180.0	6.7	—	—	—	362.2	—
Conversion of restricted units for common units, net of units withheld for taxes	(2.4)	0.2	—	—	—	—	—	(2.4)	—
Unit-based compensation	6.8	—	—	—	7.0	—	—	13.8	—
Contributions from Devon	2.2	—	—	—	—	—	—	2.2	—
Distributions	(92.3)	—	—	—	(7.6)	—	—	(99.9)	—
Non-controlling interest contributions	—	—	—	—	—	—	2.8	2.8	—
Distributions to non-controlling interest	—	—	—	—	—	—	(45.2)	(45.2)	—
Adjustment related to mandatory redemption of E2 non-controlling interest	—	—	—	—	—	—	(5.4)	(5.4)	—
Redeemable non-controlling interest	—	—	—	—	—	—	(4.9)	(4.9)	4.9
Adjustment of interest in Midstream Holdings	(45.2)	—	—	—	—	—	45.2	—	—
Adjustment to VEX acquisition	5.7	—	—	—	—	—	—	5.7	—
Net income	9.0	—	0.1	—	26.5	—	0.1	35.7	—
Balance, March 31, 2015 (1)	$5,899.3	284.0	$180.1	6.7	$206.2	1.6	$4.9	$6,290.5	$4.9

(1) Financial information has been recast to include the financial position and results attributable to the May Transferred Interests and VEX Interests.

See accompanying notes to condensed consolidated financial statements.

ENLINK MIDSTREAM PARTNERS, LP

Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2015 (1)	2014 (1)
	(Unaudited) (In millions)
Cash flows from operating activities:
Net income from continuing operations	$35.7	$52.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	91.3	48.5
Accretion expense	0.1	0.2
Deferred tax expense	—	19.5
Non-cash unit-based compensation	13.8	1.2
(Gain) loss on derivatives recognized in net income	(0.2)	1.3
Cash settlements on derivatives	3.9	(0.6)
Amortization of debt issue costs	0.6	0.1
Amortization of premium on notes	(0.8)	(0.4)
Redeemable non-controlling interest expense	(2.6)	—
Distribution of earnings from equity investment	2.7	0.1
Equity in income of equity investments	(3.7)	(4.2)
Changes in assets and liabilities:
Accounts receivable, accrued revenue and other	118.8	46.0
Natural gas and NGLs inventory, prepaid expenses and other	(16.3)	(7.3)
Accounts payable, accrued gas and crude oil purchases and other accrued liabilities	(71.6)	(35.2)
Net cash provided by operating activities	171.7	121.8
Cash flows from investing activities:
Additions to property and equipment	(161.1)	(98.2)
Acquisition of business	(312.0)	(104.3)
Distribution from equity investment company in excess of earnings	4.1	2.6
Net cash used in investing activities	(469.0)	(199.9)
Cash flows from financing activities:
Proceeds from borrowings	959.1	1,247.9
Payments on borrowings	(487.1)	(997.0)
Payments on capital lease obligations	(1.0)	(0.8)
Decrease in drafts payable	(12.7)	(2.6)
Debt refinancing costs	(1.8)	(4.9)
Conversion of restricted units, net of units withheld for taxes	(2.4)	—
Proceeds from issuance of common units	2.2	—
Distributions to non-controlling partners	(45.2)	—
Contributions by non-controlling partners	2.8	0.4
Distributions to partners	(99.9)	—
Contributions from Devon	7.9	76.1
Distributions to Predecessor	—	(22.1)
Net cash provided by financing activities	321.9	297.0
Cash flow from discontinued operations:
Net cash provided by operating activities	—	5.0
Net cash used in investing activities	—	(0.6)
Net cash used in financing activities – net distributions to Devon and non-controlling interests	—	(4.4)
Net cash provided by discontinued operations	—	—
Net increase in cash and cash equivalents	24.6	218.9
Cash and cash equivalents, beginning of period	9.6	0.1
Cash and cash equivalents, end of period	$34.2	$219.0
Cash paid for interest	$2.1	$4.6
Cash refund for income taxes	$0.1	$—

(1) Financial information has been recast to include the financial position and results attributable to the May Transferred Interests and VEX Interests.

See accompanying notes to condensed consolidated financial statements.

ENLINK MIDSTREAM PARTNERS, LP

Notes to Condensed Consolidated Financial Statements

March 31, 2015
(Unaudited)

(1) General

In this report, the term “Partnership,” as well as the terms “our,” “we,” “us” and “its,” are sometimes used as abbreviated references to EnLink Midstream Partners, LP itself or EnLink Midstream Partners, LP together with its consolidated subsidiaries, including the Operating Partnership (as defined below) and Midstream Holdings (as defined below) and their consolidated subsidiaries. The term “Midstream Holdings” is sometimes used to refer to EnLink Midstream Holdings, LP itself or to EnLink Midstream Holdings, LP together with EnLink Midstream Holdings GP, LLC and their subsidiaries.

(a)Organization of Business
EnLink Midstream Partners, LP is a publicly traded Delaware limited partnership formed in 2002. Our common units are traded on the New York Stock Exchange under the symbol “ENLK.” Our business activities are conducted through our subsidiary, EnLink Midstream Operating, LP, a Delaware limited partnership (the “Operating Partnership”), and the subsidiaries of the Operating Partnership.

EnLink Midstream GP, LLC, a Delaware limited liability company, is our general partner (the “General Partner”). Our General Partner manages our operations and activities. Our General Partner is an indirect wholly-owned subsidiary of EnLink Midstream, LLC (“ENLC”). ENLC’s units are traded on the New York Stock Exchange under the symbol “ENLC.” Devon Energy Corporation ("Devon") owns ENLC's managing member and common units which represent approximately 70% of the outstanding limited liability company interests in ENLC.

Effective as of March 7, 2014, the Operating Partnership acquired (the “Acquisition”) 50% of the outstanding equity interests in EnLink Midstream Holdings, LP (“Midstream Holdings”) and all of the outstanding equity interests in EnLink Midstream Holdings GP, LLC, the general partner of Midstream Holdings, in exchange for the issuance by the Partnership of 120,542,441 units representing limited partnership interests in the Partnership. At the same time, EnLink Midstream, Inc. (“EMI”), the entity that directly owns our General Partner, became a wholly-owned subsidiary of ENLC (together with the Acquisition, the “business combination”). At the conclusion of the business combination, another wholly-owned subsidiary of ENLC, Acacia Natural Gas Corp. I, Inc. (“Acacia”), owned the remaining 50% of the outstanding equity interests in Midstream Holdings. On February 17, 2015, Acacia contributed a 25% interest in Midstream Holdings to us in exchange for 31,618,311 Class D Common Units in the Partnership. On May 27, 2015, the Partnership acquired the remaining 25% limited partner interest in Midstream Holdings (the “May Transferred Interests”) from Acacia in a drop-down transaction (the "May EMH Drop Down") in exchange for 36,629,888 Class E Common Units in the Partnership. After giving effect to the EMH Drop-Down, the Partnership owns 100% of Midstream Holdings. See Note (3) - Acquisitions for further discussion.

(b)Nature of Business
The Partnership primarily focuses on providing midstream energy services, including gathering, transmission, processing, fractionation and marketing, to producers of natural gas, natural gas liquids ("NGLs"), crude oil and condensate. We connect the wells of natural gas producers in our market areas to our gathering systems, process natural gas for the removal of NGLs, fractionate NGLs into purity products and market those products for a fee, transport natural gas and ultimately provide natural gas to a variety of markets. We purchase natural gas from natural gas producers and other supply sources and sell that natural gas to utilities, industrial consumers, other marketers and pipelines. We operate processing plants that process gas transported to the plants by major interstate pipelines or from our own gathering systems under a variety of fee-based arrangements. We provide a variety of crude oil and condensate services, which include crude oil and condensate gathering and transmission via pipelines, barges, rail and trucks and brine disposal. Our gas gathering systems consist of networks of pipelines that collect natural gas from points near producing wells and transport it to larger pipelines for further transmission. Our transmission pipelines primarily receive natural gas from our gathering systems and from third party gathering and transmission systems and deliver natural gas to industrial end-users, utilities and other pipelines. We also have transmission lines that transport NGLs from east Texas and our south Louisiana processing plants to our fractionators in south Louisiana. Our crude oil and condensate gathering and transmission systems consist of trucking facilities, pipelines, rail and barge facilities that, in exchange for a fee, transport oil from producers to end users and other pipelines. Our processing plants remove NGLs and CO2 from a natural gas stream and our fractionators separate the NGLs into separate NGL products, including ethane, propane, iso-butane, normal butane and natural gasoline.

ENLINK MIDSTREAM PARTNERS, LP

Notes to Condensed Consolidated Financial Statements-(Continued)

(2) Significant Accounting Policies

(a) Basis of Presentation

The accompanying condensed consolidated financial statements are prepared in accordance with the instructions to Form 10-Q, are unaudited and do not include all the information and disclosures required by generally accepted accounting principles in the United States of America ("GAAP") for complete financial statements. All adjustments that, in the opinion of management, are necessary for a fair presentation of the results of operations for the interim periods have been made and are of a recurring nature unless otherwise disclosed herein. The results of operations for such interim periods are not necessarily indicative of results of operations for a full year. All significant intercompany balances and transactions have been eliminated in consolidation.

Further, the unaudited consolidated financial statements give effect to the business combination and related transactions discussed in Note 1(a) above under the acquisition method of accounting and are treated as a reverse acquisition. Under the acquisition method of accounting, Midstream Holdings was the accounting acquirer in the transactions because its parent company, Devon, obtained control of the Partnership through the indirect control of the General Partner as a result of the business combination. All financial results prior to March 7, 2014 reflect the historical operations of Midstream Holdings and are reflected as Predecessor income on the statement of operations. Additionally, the Partnership’s assets acquired and liabilities assumed by Midstream Holdings in the business combination were recorded at their fair values measured as of the acquisition date, March 7, 2014. The excess of the purchase price over the estimated fair values of the Partnership’s net assets acquired was recorded as goodwill. Financial results subsequent to March 7, 2014 reflect the combined operations of Midstream Holdings and the Partnership, which give effect to new contracts entered into with Devon and include the legacy Partnership assets. Certain assets were not contributed to Midstream Holdings from the Predecessor and the operations of such non contributed assets have been presented as discontinued operations. In conjunction with the business combination, Midstream Holdings became a non-taxable entity which was treated as a reorganization under common control with the removal of historical deferred taxes reflected through equity.

During the fourth quarter of 2014 and the first quarter of 2015, the Partnership acquired assets from ENLC through drop down transactions. Due to ENLC's control of the Partnership through its ownership and control of the General Partner and Devon's control of the Partnership through its ownership of the managing member of ENLC, each acquisition from ENLC was considered a transfer of net assets between entities under common control, and the Partnership also was required to recast its financial statements as of March 31, 2015 to include the activities of such assets from the date of common control. The consolidated financial statements for periods prior to the Partnership’s acquisition of the assets from ENLC have been prepared from ENLC’s historical cost-basis accounts for the acquired assets and may not necessarily be indicative of the actual results of operations that would have occurred if the Partnership had owned the acquired assets during the periods reported. Net income attributable to the assets acquired from ENLC for periods prior to the Partnership’s acquisition is allocated to the general partner.

(b) Redeemable Non-Controlling Interest

Non-controlling interests that contain an option for the non-controlling interest holder to require the Partnership to buy out such interests for cash are considered to be redeemable non-controlling interests because the redemption feature is not deemed to be a freestanding financial instrument and because the redemption is not solely within the control of the Partnership. Redeemable non-controlling interest is not considered to be a component of partners' equity and is reported as temporary equity in the mezzanine section on the Condensed Consolidated Balance Sheets. The amount recorded as redeemable non-controlling interest at each balance sheet date is the greater of the redemption value and the carrying value of the redeemable non-controlling interest (the initial carrying value increased or decreased for the non-controlling interest holders' share of net income or loss and distributions).

(c) Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 will replace existing revenue recognition requirements in GAAP and will require entities to recognize revenue at an amount that reflects the consideration to which the Partnership expects to be entitled in exchange for transferring goods or services to a customer. The new standard will also require significantly expanded disclosures regarding the qualitative and quantitative information of the Partnership's nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with

ENLINK MIDSTREAM PARTNERS, LP

Notes to Condensed Consolidated Financial Statements-(Continued)

customers. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, and is to be applied retrospectively, with early application not permitted. We are currently evaluating the impact the pronouncement will have on our consolidated financial statements and related disclosures. Subject to this evaluation, we have reviewed all recently issued accounting pronouncements that became effective during the three months ended March 31, 2015, and have determined that none would have a material impact on our Condensed Consolidated Financial Statements.
In April 2015, the FASB issued ASU No. 2015-06, Effects on Historical Earnings per Unit of Master Limited Partnership Dropdown Transactions (a Consensus of the FASB Emerging Issues Task Force), which requires a master limited partnership (MLP) to allocate earnings (losses) of a transferred business entirely to the general partner when computing earnings per unit (EPU) for periods before the dropdown transaction occurred. The EPU that the limited partners previously reported would not change as a result of the dropdown transaction. The ASU also requires an MLP to disclose the effects of the dropdown transaction on EPU for the periods before and after the dropdown transaction occurred.
(3) Acquisitions

Chevron Acquisition

Effective November 1, 2014, the Partnership acquired, from affiliates of Chevron Corporation, Gulf Coast natural gas pipeline assets predominantly located in southern Louisiana for approximately $231.5 million in cash. The natural gas assets include natural gas pipelines spanning from Beaumont, Texas to the Mississippi River corridor and working natural gas storage capacity in southern Louisiana. The transaction was accounted for using the acquisition method, which requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date.

The following table presents the fair value of the identified assets received and liabilities assumed at the acquisition date.

Purchase Price Allocation (in millions):
Assets acquired:
Property, plant and equipment	$225.3
Intangibles	13.0
Liabilities assumed:
Current liabilities	(6.8)
Total identifiable net assets	$231.5

The Partnership recognized intangible assets related to customer relationships. The acquired intangible assets will be amortized on a straight-line basis over the estimated customer contract life of approximately 20 years.

The purchase price allocation has been prepared on a preliminary basis pending receipt of a final valuation report and is subject to change. We incurred $0.3 million of direct transaction costs for the three months ended March 31, 2015. These costs are included in general and administrative costs in the accompanying Condensed Consolidated Statements of Operations.

For the period from January 1, 2015 to March 31, 2015, the Partnership recognized $7.1 million of revenues and $1.2 million of net income related to the assets acquired.

LPC Acquisition

On January 31, 2015, the Partnership acquired LPC Crude Oil Marketing LLC (“LPC”), which has crude oil gathering, transportation and marketing operations in the Permian Basin, for approximately $100.0 million. The transaction was accounted for using the acquisition method.

ENLINK MIDSTREAM PARTNERS, LP

Notes to Condensed Consolidated Financial Statements-(Continued)

The following table presents the fair value of the identified assets received and liabilities assumed at the acquisition date.

Purchase Price Allocation (in millions):
Assets acquired:
Current assets (including $21.1 million in cash)	$106.1
Property, plant and equipment	29.3
Intangibles	49.2
Goodwill	25.3
Liabilities assumed:
Current liabilities	(106.1)
Deferred tax liability	(3.8)
Total identifiable net assets	$100.0

The Partnership recognized intangible assets related to customer relationships and trade name. The acquired intangible assets related to customer relationships will be amortized on a straight-line basis over the estimated customer contract life of approximately 10 years.

The purchase price allocation has been prepared on a preliminary basis pending receipt of a final valuation report and is subject to change. Goodwill recognized from the acquisition primarily relates to the value created from additional growth opportunities and greater operating leverage in the Permian Basin. The goodwill is allocated to our Crude and Condensate segment. All of the goodwill is non-deductible for tax purposes.

We incurred $0.2 million of direct transaction costs for the three months ended March 31, 2015. These costs are included in general and administrative costs in the accompanying Condensed Consolidated Statements of Operations.

For the period from January 31, 2015 to March 31, 2015, the Partnership recognized $180.8 million of revenues and $0.9 million of net income related to the assets acquired.

Coronado Acquisition

On March 16, 2015, the Partnership acquired Coronado Midstream Holdings LLC (“Coronado”), which owns natural gas gathering and processing facilities in the Permian Basin, for approximately $602.1 million, subject to certain adjustments. The purchase price consisted of $242.1 million in cash, 6,704,285 common units and 6,704,285 Class C Common Units in the Partnership.

The following table presents the fair value of the identified assets received and liabilities assumed at the acquisition date. The purchase price allocation has been prepared on a preliminary basis pending receipt of a final valuation report and is subject to change.

Purchase Price Allocation (in millions):
Assets acquired:
Current assets (including $9.6 million in cash)	$26.2
Property, plant and equipment	306.0
Intangibles	294.0
Liabilities assumed:
Current liabilities	(24.1)
Total identifiable net assets	$602.1

ENLINK MIDSTREAM PARTNERS, LP

Notes to Condensed Consolidated Financial Statements-(Continued)

The Partnership recognized intangible assets related to customer relationships. The acquired intangible assets will be amortized on a straight-line basis over the estimated customer contract life of approximately 10 years.

We incurred $3.0 million of direct transaction costs for the three months ended March 31, 2015. These costs are included in general and administrative costs in the accompanying Condensed Consolidated Statements of Operations.

For the period from March 17, 2015 to March 31, 2015, the Partnership recognized $8.9 million of revenues and $0.6 million of net loss related to the assets acquired.

EMH Drop Downs

On February 17, 2015, the Partnership acquired an additional 25% limited partner interest in Midstream Holdings (the “February Transferred Interests”) from Acacia, a wholly-owned subsidiary of ENLC, in a drop down transaction (the “ February EMH Drop Down” and together with the May EMH Drop Down, the "EMH Drop Downs"). As consideration for the February Transferred Interests, the Partnership issued 31,618,311 Class D Common Units in the Partnership to Acacia with an implied value of $925.0 million. The Class D Common Units are substantially similar in all respects to the Partnership’s common units, except that they are only entitled to a pro rata distribution for the fiscal quarter ended March 31, 2015. The Class D Common Units converted into common units on a one-for-one basis on May 4, 2015, which was the first business day following the record date for distribution payments with respect to the distribution for the quarter ended March 31, 2015.

On May 27, 2015, the Partnership acquired the remaining 25% limited partner interest in Midstream Holdings from Acacia in the May EMH Drop Down in exchange for 36,629,888 Class E Common Units in the Partnership with an implied value of $900.0 million. The Class E Common Units are substantially similar in all respects to the Partnership’s common units, except that they are only entitled to a pro rata distribution for the fiscal quarter ended June 30, 2015. The Class E Common Units will convert into common units on a one-for-one basis on the first business day following the record date for distribution payments with respect to the distribution for the quarter ended June 30, 2015. After giving effect to the EMH Drop Downs, the Partnership owns 100% of Midstream Holdings. This acquisition has been accounted for as an acquisition under common control under ASC 805, resulting in the retrospective adjustment of our prior results.
VEX Pipeline Drop Down
On April 1, 2015, the Partnership acquired Victoria Express Pipeline and related truck terminal and storage assets (“VEX”) from Devon (the "VEX Interests"), which are located in the Eagle Ford shale in south Texas. The aggregate consideration paid by the Partnership consisted of $171.0 million in cash, 338,159 common units representing limited partner interests in the Partnership with an aggregate value of approximately $9.0 million and the Partnership’s assumption of up to $40.0 million in certain construction costs related to VEX. The VEX pipeline is a multi-grade crude oil pipeline. Other VEX assets at the destination of the pipeline include a truck unloading terminal, above-ground storage and rights to barge loading docks. The acquisition has been accounted for as an acquisition under common control under ASC 805, resulting in the retrospective adjustment of our prior results.
E2 Drop Down

On October 22, 2014, the Partnership acquired equity interests in E2 Appalachian Compression, LLC and E2 Energy Services, LLC (together “E2”) in a drop down transaction from EMI (the "E2 Drop Down"). The total consideration for the transaction was approximately $194.0 million, including a cash payment of $163.0 million and the issuance of approximately 1.0 million Partnership units (valued at approximately $31.2 million based on the October 22, 2014 closing price of the Partnership's units). This acquisition has been accounted for as an acquisition under common control under ASC 805.

ENLINK MIDSTREAM PARTNERS, LP

Notes to Condensed Consolidated Financial Statements-(Continued)

The following table presents the collective impact of the E2 Drop Down, VEX Drop Down and EMH Drop Downs on the first quarters of 2014 and 2015 revenue, net income, net income attributable to non-controlling interest and net income attributable to EnLink Midstream Partners, LP as presented in the Partnership's historical Condensed Consolidated Statements of Operations:

	Three Months Ended March 31, 2015
	Partnership Historical	EMH*	VEX	Combined
	(in millions)
Revenues	$936.3	$—	$4.2	$940.5
Net income (loss)	$35.0	$—	$0.7	$35.7
Net income attributable to non-controlling interest	$15.4	$(15.3)	$—	$0.1
Net income attributable to EnLink Midstream Partners, LP	$19.6	$15.3	$0.7	$35.6
General partner interest in net income	$10.5	$15.3	$0.7	$26.5
* Represents the May Transferred Interests as the February Transferred Interests are included in the Partnership historical amounts in the Quarterly Report on Form 10-Q for the three months ended March 31, 2015.

	Three Months Ended March 31, 2014
	Partnership Historical	EMH**	E2	VEX***	Combined
	(in millions)
Revenues	$722.5	$—	$0.5	$—	$723.0
Net income (loss)	$54.6	$—	$(0.1)	$(0.9)	$53.6
Net income attributable to non-controlling interest	$10.5	$(10.5)	$—	$—	$—
Net income attributable to EnLink Midstream Partners, LP	$44.1	$10.5	$(0.1)	$(0.9)	$53.6
General partner interest in net income	$0.9	$10.5	$(0.1)	$(0.9)	$10.4
* * Represents the Transferred Interests amounts for the period from March 7, 2014 through March 31, 2014.
*** The VEX amounts reflect the period from February 28, 2014 (the date VEX was acquired by Devon) through
March 31, 2014.

Devon Merger

As discussed in Note 1(a), on March 7, 2014, the Partnership acquired, through one of its wholly owned subsidiaries, 50% of the outstanding equity interests in Midstream Holdings and all of the outstanding equity interests in EnLink Midstream Holdings GP, LLC, the general partner of Midstream Holdings, in exchange for the issuance by the Partnership of 120,542,441 units representing a new class of limited partnership interests in the Partnership (the “Class B Common Units”). Midstream Holdings owns midstream assets in the Barnett Shale in North Texas and the Cana-Woodford and Arkoma-Woodford Shales in Oklahoma, as well as a contractual right to the economic burdens and benefits of Devon’s 38.75% interest in Gulf Coast Fractionator (“GCF”) in Mt. Belvieu, Texas.

Under the acquisition method of accounting, Midstream Holdings was the acquirer in the business combination because its parent company, Devon, obtained control of the Partnership through the indirect control of the General Partner. Consequently, Midstream Holdings’ assets and liabilities retained their carrying values and the Partnership’s assets acquired and liabilities assumed by Midstream Holdings as the Predecessor in the business combination have been recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of the Partnership’s net assets acquired has been recorded as goodwill.

For the period from March 7, 2014 to March 31, 2014, the Partnership recognized $199.4 million of revenues and $1.8 million of net loss related to the assets acquired in the business combination.

ENLINK MIDSTREAM PARTNERS, LP

Notes to Condensed Consolidated Financial Statements-(Continued)

Pro Forma Information

The following unaudited pro forma condensed financial information for the three months ended March 31, 2015 and 2014 gives effect to the business combination, Chevron acquisition, Coronado acquisition, LPC acquisition, VEX Drop Down, EMH Drop Downs and E2 Drop Down as if they had occurred on January 1, 2014. The unaudited pro forma condensed financial information has been included for comparative purposes only and is not necessarily indicative of the results that might have occurred had the transactions taken place on the dates indicated and is not intended to be a projection of future results. Pro forma financial information associated with the business combination and acquisitions is reflected below.

	Three Months Ended March 31,
	2015 (1)	2014 (1)
	(in millions, except for per unit data)
Pro forma total revenues (2)	$1,062.6	$1,379.8
Pro forma net income	$30.5	$33.8
Pro forma net income attributable to EnLink Midstream Partners, LP	$30.4	$33.8
Pro forma net income per common unit:
Basic	$0.01	$(0.01)
Diluted	$0.01	$(0.01)
(1)Financial information has been recast to include the financial position and results attributable to the May Transferred
Interests and VEX Interests.
(2)Effective March 1, 2014, Midstream Holdings entered into gathering and processing agreements with Devon, which are described in Note 5.

(4) Goodwill and Intangible Assets

Goodwill

Goodwill is the cost of an acquisition less the fair value of the net identifiable assets of the acquired business. The Partnership evaluates goodwill for impairment annually as of October 31, and whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The Partnership first assesses qualitative factors to evaluate whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as the basis for determining whether it is necessary to perform the two-step goodwill impairment test. The Partnership may elect to perform the two-step goodwill impairment test without completing a qualitative assessment. If a two-step goodwill impairment test is elected or required, the first step involves comparing the fair value of the reporting unit with its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, the second step of the process involves comparing the implied fair value to the goodwill for that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the implied fair value of that goodwill, the excess of the carrying value over the implied fair value is recognized as an impairment loss. The Partnership performed its annual impairment test of goodwill as of the fourth quarter of 2014. Based on these assessments, no impairment of goodwill was required.

The table below provides a summary of the Partnership’s goodwill, by assigned reporting unit.

	March 31, 2015	December 31, 2014
	(in millions)
Texas	$1,168.2	$1,168.2
Louisiana	786.8	786.8
Oklahoma	190.3	190.3
Crude and Condensate	137.8	112.5
Total	$2,283.1	$2,257.8

ENLINK MIDSTREAM PARTNERS, LP

Notes to Condensed Consolidated Financial Statements-(Continued)

The change in goodwill is related to a $25.3 million increase in goodwill related to the LPC acquisition. See Note 3-Acquisitions for further discussion.

Intangible Assets

Intangible assets associated with customer relationships are amortized on a straight-line basis over the expected period of benefits of the customer relationships, which range from ten to twenty years.

The following table represents the Partnership's total purchased intangible assets for the periods stated (in millions):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
March 31, 2015
Customer relationships	$925.8	$(48.2)	$877.6
December 31, 2014
Customer relationships	$569.5	$(36.5)	$533.0

The weighted average amortization period for intangible assets is 11.1 years. Amortization expense for intangibles was approximately $11.5 million and $1.9 million for the three months ended March 31, 2015 and 2014, respectively.

The following table summarizes the Partnership's estimated aggregate amortization expense for the next five years (in millions):

2015	$51.7
2016	67.0
2017	67.0
2018	67.0
2019	66.1
Thereafter	558.8
Total	$877.6

(5) Affiliate Transactions

The Partnership engages in various transactions with Devon and other affiliated entities. Prior to March 7, 2014, these transactions relate to Predecessor transactions consisting of sales to and from affiliates, services provided by affiliates, cost allocations from affiliates and centralized cash management activities performed by affiliates. Management believes these transactions are executed on terms that are fair and reasonable and are consistent with terms for transactions with nonaffiliated third parties. The amounts related to affiliate transactions are specified in the accompanying financial statements.

Midstream Holdings, in which the Partnership holds a 75% economic interest as of March 31, 2015, conducts business with Devon pursuant to the gathering and processing agreements described below. On May 27, 2015, the Partnership acquired the May Transferred Interests from Acacia as described in Note (3)-Acquisitions. After giving effect to the EMH Drop Down, the Partnership owns 100% of Midstream Holdings. In addition, on April 1, 2015, the Partnership acquired the VEX Interests from Devon as described in Note (3)-Acquisitions.   The Partnership also continues to maintain a relationship originally established with Devon as a customer prior to the business combination, as described in more detail below.

ENLINK MIDSTREAM PARTNERS, LP

Notes to Condensed Consolidated Financial Statements-(Continued)

Gathering and Processing Agreements

As described in Note 1, Midstream Holdings was previously a wholly-owned subsidiary of Devon, and all of its assets were contributed to it by Devon.  On January 1, 2014, in connection with the consummation of the business combination, EnLink Midstream Services, LLC, a wholly-owned subsidiary of Midstream Holdings ("EnLink Midstream Services"), entered into 10-year gathering and processing agreements with Devon pursuant to which EnLink Midstream Services provides gathering, treating, compression, dehydration, stabilization, processing and fractionation services, as applicable, for natural gas delivered by Devon Gas Services, L.P., a subsidiary of Devon ("Gas Services"), to Midstream Holdings’ gathering and processing systems in the Barnett, Cana-Woodford and Arkoma-Woodford Shales. On January 1, 2014, SWG Pipeline, L.L.C. (“SWG Pipeline”), another wholly-owned subsidiary of Midstream Holdings, entered into a 10-year gathering agreement with Devon pursuant to which SWG Pipeline provides gathering, treating, compression, dehydration and redelivery services, as applicable, for natural gas delivered by Gas Services to another of the Partnership's gathering systems in the Barnett Shale.

These agreements provide Midstream Holdings with dedication of all of the natural gas owned or controlled by Devon and produced from or attributable to existing and future wells located on certain oil, natural gas and mineral leases covering land within the acreage dedications, excluding properties previously dedicated to other natural gas gathering systems not owned and operated by Devon. Pursuant to the gathering and processing agreements entered into on January 1, 2014, Devon has committed to deliver specified average minimum daily volumes of natural gas to Midstream Holdings’ gathering systems in the Barnett, Cana-Woodford and Arkoma-Woodford Shales during each calendar quarter for a five-year period following execution. Devon is entitled to firm service, meaning that if capacity on a system is curtailed or reduced, or capacity is otherwise insufficient, Midstream Holdings will take delivery of as much Devon natural gas as is permitted in accordance with applicable law.

The gathering and processing agreements are fee-based, and Midstream Holdings is paid a specified fee per MMBtu for natural gas gathered on Midstream Holdings’ gathering systems and a specified fee per MMBtu for natural gas processed. The particular fees, all of which are subject to an automatic annual inflation escalator at the beginning of each year, differ from one system to another and do not contain a fee redetermination clause.

On August 29, 2014, Gas Services assigned its 10-year gathering and processing agreement to Linn Exchange Properties, LLC (“Linn Energy”), which is a subsidiary of Linn Energy, LLC, in connection with Gas Services' divestiture of certain of its southeastern Oklahoma assets. Such assignment was effective as of December 1, 2014. Accordingly, beginning on December 1, 2014, Linn Energy began performing Gas Services' obligations under the agreement, which remains in full force and effect. The assignment of this agreement relates to production dedicated to our Northridge assets in southeastern Oklahoma.

Historical Customer Relationship with Devon

As noted above, the Partnership continues to maintain a customer relationship with Devon originally established prior to the business combination pursuant to which certain of the Partnership's subsidiaries provide gathering, transportation, processing and gas lift services to Devon subsidiaries in exchange for fee-based compensation under several agreements with such Devon subsidiaries.  The terms of these agreements vary, but the agreements expire between March 2015 and July 2021 and they automatically renew for month-to-month or year-to-year periods unless canceled by Devon prior to expiration.  In addition, one of the Partnership's subsidiaries has agreements with a subsidiary of Devon pursuant to which the Partnership's subsidiary purchases and sells NGLs and pays or receives, as applicable, a margin-based fee.  These NGL purchase and sale agreements have month-to-month terms.

ENLINK MIDSTREAM PARTNERS, LP

Notes to Condensed Consolidated Financial Statements-(Continued)

Transition Services Agreement

In connection with the consummation of the business combination, the Partnership entered into a transition services agreement with Devon pursuant to which Devon provides certain services to the Partnership with respect to the business and operations of Midstream Holdings, including IT, accounting, pipeline integrity, compliance management and procurement services, and the Partnership provides certain services to Devon and its subsidiaries, including IT, human resources and other commercial and operational services. Operating expenses related to the transition service agreement were $0.3 million for the three months ended March 31, 2014. We received $0.1 million from Devon under the transition services agreement for the three months ended March 31, 2015. Substantially all services under the transition services agreement were completed during 2014.

GCF Agreement

In connection with the closing of the business combination, Midstream Holdings entered into an agreement with a wholly-owned subsidiary of Devon pursuant to which Devon agreed, from and after the closing of the business combination, to hold for the benefit of Midstream Holdings the economic benefits and burdens of Devon’s 38.75% interest in GCF, which owns a fractionation facility in Mont Belvieu, Texas.

ENLINK MIDSTREAM PARTNERS, LP

Notes to Condensed Consolidated Financial Statements-(Continued)

Acacia Transportation Agreement

In connection with the closing of the business combination, Midstream Holdings entered into an agreement with a wholly-owned subsidiary of Devon pursuant to which Midstream Holdings provides transportation services to Devon on its Acacia pipeline.

The following presents financial information for the Predecessor's affiliate transactions and other transactions with Devon, all of which are settled through an adjustment to equity prior to March 7, 2014 (in millions):

Three Month Ended March 31,
2014
Continuing Operations:
Revenues - affiliates	$(436.4)
Operating cost and expenses - affiliates	340.0
Net affiliate transactions	(96.4)
Capital expenditures	21.3
Other third-party transactions, net	53.0
Net third-party transactions	74.3
Net cash distributions to Devon - continuing operations	(22.1)
Non-cash distribution of net assets to Devon	(26.2)
Total net distributions per equity	$(48.3)

Discontinued operations:
Revenues - affiliates	$(10.4)
Operating costs and expenses - affiliates	5.0
Net affiliate transactions	(5.4)
Capital expenditures	0.6
Other third-party transactions, net	0.4
Net third-party transactions	1.0
Net cash distributions to Devon and non-controlling interests - discontinued operations	(4.4)
Non-cash distribution of net assets to Devon	(39.9)
Total net distributions per equity	$(44.3)
Total distributions- continuing and discontinued operations	$(92.6)

For the three months ended March 31, 2015 and 2014, Devon was a significant customer to the Partnership. Devon accounted for 17.8% and 68.0% of the Partnership's revenues for the three months ended March 31, 2015 and 2014, respectively. The Partnership had an accounts receivable balance related to transactions with Devon of $112.1 million as of March 31, 2015 and $121.6 million as of December 31, 2014. Additionally, the Partnership had an accounts payable balance related to transactions with Devon of $11.1 million as of March 31, 2015 and $3.0 million as of December 31, 2014.

Share-based compensation costs included in the management services fee charged to Midstream Holdings by Devon were approximately $2.8 million for the three months ended March 31, 2014. Pension, postretirement and employee savings plan costs included in the management services fee charged to the Partnership by Devon were approximately $1.6 million for the three months ended March 31, 2014. These amounts are included in general and administrative expenses in the accompanying statements of operations.

ENLINK MIDSTREAM PARTNERS, LP

Notes to Condensed Consolidated Financial Statements-(Continued)

(6) Long-Term Debt

As of March 31, 2015 and December 31, 2014, long-term debt consisted of the following (in millions):

	March 31, 2015	December 31, 2014
Partnership credit facility (due 2020), interest based on Prime and/or LIBOR plus an applicable margin, interest rate at March 31, 2015 and December 31, 2014 was 1.6% and 1.9%, respectively	$709.0	$237.0
Senior unsecured notes (due 2019), net of discount of $0.5 million, which bear interest at the rate of 2.70%	399.5	399.5
Senior unsecured notes (due 2022), including a premium of $21.1 million at March 31, 2015 and $21.9 million at December 31, 2014, which bear interest at the rate of 7.125%	183.7	184.4
Senior unsecured notes (due 2024), net of premium of $3.1 million at March 31, 2015 and $3.2 million at December 31, 2014, which bear interest at the rate of 4.40%	553.1	553.2
Senior unsecured notes (due 2044), net of discount of $0.3 million, which bear interest at the rate of 5.60%	349.7	349.7
Senior unsecured notes (due 2045), net of discount of $1.6 million at March 31, 2015 and $1.7 million at December 31, 2014, which bear interest at the rate of 5.05%	298.4	298.3
Other debt	0.3	0.4
Debt classified as long-term	$2,493.7	$2,022.5

Credit Facility

On February 20, 2014, the Partnership entered into a $1.0 billion unsecured revolving credit facility, which includes a $500.0 million letter of credit subfacility (the “Partnership credit facility”). On February 5, 2015, the Partnership exercised the accordion under the Partnership credit facility, increasing the size of the facility to $1.5 billion and also exercised an option to extend the maturity date of the Partnership credit facility to March 6, 2020. The Partnership also entered into certain amendments to the Partnership credit facility pursuant to which the Partnership is permitted to, (1) subject to certain conditions and the receipt of additional commitments by one or more lenders, increase the aggregate commitments under the Partnership credit facility by an additional amount not to exceed $500 million and, (2) subject to certain conditions and the consent of the requisite lenders, on two separate occasions extend the maturity date of the Partnership credit facility by one year. The Partnership credit facility contains certain financial, operational and legal covenants. Among other things, these covenants include maintaining a ratio of consolidated indebtedness to consolidated EBITDA (as defined in the Partnership credit facility, which definition includes projected EBITDA from certain capital expansion projects) of no more than 5.0 to 1.0. If the Partnership consummates one or more acquisitions in which the aggregate purchase price is $50.0 million or more, the maximum allowed ratio of consolidated indebtedness to consolidated EBITDA may be increased to 5.5 to 1.0 for the quarter of the acquisition and the three following quarters.

Borrowings under the Partnership credit facility bear interest at the Partnership’s option at the Eurodollar Rate (the LIBOR Rate) plus an applicable margin or the Base Rate (the highest of the Federal Funds Rate plus 0.50%, the 30-day Eurodollar Rate plus 1.0% or the administrative agent’s prime rate) plus an applicable margin. The applicable margins vary depending on the Partnership’s credit rating. Upon breach by the Partnership of certain covenants governing the Partnership credit facility, amounts outstanding under the Partnership credit facility, if any, may become due and payable immediately.

As of March 31, 2015, there were $2.9 million in outstanding letters of credit and $709.0 million in outstanding borrowings under the Partnership’s credit facility, leaving approximately $788.1 million available for future borrowing based on the borrowing capacity of $1.5 billion.

All other material terms of the credit facility are described in Part II, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Indebtedness” in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014. The Partnership expects to be in compliance with all credit facility covenants for at least the next twelve months.

ENLINK MIDSTREAM PARTNERS, LP

Notes to Condensed Consolidated Financial Statements-(Continued)

(7)      Partners’ Capital

(a) Issuance of Common Units

In November 2014, the Partnership entered into an Equity Distribution Agreement (the “BMO EDA”) with BMO Capital Markets Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Jefferies LLC, Raymond James & Associates, Inc. and RBC Capital Markets, LLC (collectively, the “Sales Agents”) to sell up to $350.0 million in aggregate gross sales of the Partnership’s common units from time to time through an “at the market” equity offering program. The Partnership may also sell common units to any Sales Agent as principal for the Sales Agent’s own account at a price agreed upon at the time of sale. The Partnership has no obligation to sell any of the common units under the BMO EDA and may at any time suspend solicitation and offers under the BMO EDA. For the three months ended March 31, 2015, the Partnership sold an aggregate of 0.1 million common units under the BMO EDA, generating proceeds of approximately $2.2 million (net of less than $0.1 million of commissions). The Partnership used the net proceeds for general partnership purposes. As of March 31, 2015, approximately $339.7 million remains available to be issued under the agreement.

(b) Class C Common Units

In March 2015, the Partnership issued 6,704,285 Class C Common Units representing a new class of limited partner interests as partial consideration for the acquisition of Coronado. For further discussion see Note 3- Acquisitions. The Class C Common Units are substantially similar in all respects to the Partnership's common units, except that distributions paid on the Class C Common Units may be paid in cash or in additional Class C Common Units issued in kind, as determined by the General Partner in its sole discretion. The Class C Common Units will automatically convert into common units on a one-for-one basis on the earlier to occur of (i) the date on which the General Partner, in its sole discretion, determines to convert all of the outstanding Class C Common Units into common units and (ii) the first business day following the date of the distribution for the quarter ended March 31, 2016.

(c) Class D Common Units

In February 2015, the Partnership issued 31,618,311 Class D Common Units to Acacia as consideration for a 25% interest in Midstream Holdings. For further discussion see Note 3 - Acquisitions. The Partnership’s Class D Common Units were substantially similar in all respects to the Partnership’s common units, except that they were only entitled to a pro rata distribution from the date of issuance for the fiscal quarter ended March 31, 2015. The Partnership’s Class D Common Units automatically converted into the Partnership’s common units on a one-for-one basis on May 4, 2015 and are included with common units outstanding as of March 31, 2015.

(d)  Distributions

Unless restricted by the terms of the Partnership’s credit facility and/or the indentures governing the Partnership's senior unsecured notes, the Partnership must make distributions of 100% of available cash, as defined in the partnership agreement, within 45 days following the end of each quarter. Distributions are made to the General Partner in accordance with its current percentage interest with the remainder to the common unitholders, subject to the payment of incentive distributions as described below to the extent that certain target levels of cash distributions are achieved. The General Partner is not entitled to its general partner or incentive distributions with respect to the Class C Common Units issued in kind.

Our General Partner owns the general partner interest in us and all of our incentive distribution rights. Our General Partner is entitled to receive incentive distributions if the amount we distribute with respect to any quarter exceeds levels specified in our partnership agreement. Under the quarterly incentive distribution provisions, generally our General Partner is entitled to 13.0% of amounts we distribute in excess of $0.25 per unit, 23% of the amounts we distribute in excess of $0.3125 per unit and 48.0% of amounts we distribute in excess of $0.375 per unit.

ENLINK MIDSTREAM PARTNERS, LP

Notes to Condensed Consolidated Financial Statements-(Continued)

A summary of the distribution activity relating to the common units for the three months ended March 31, 2015 is provided below:

Declaration period	Distribution/unit	Date paid/payable
Fourth Quarter of 2014	$0.375	February 12, 2015
First Quarter of 2015 (1)	$0.38	May 14, 2015
(1) The Partnership declared a partial first quarter 2015 distribution on its Class D Common Units of $0.18 per unit to be paid on May 14, 2015. Distributions declared for the Class D Common Units represent a pro rata distribution for the number of days the Class D Common Units were issued and outstanding during the quarter. The Class D Common Units automatically converted into common units on a one-for-one basis on May 4, 2015.

(e) Earnings per Unit and Dilution Computations

As required under FASB ASC 260-10-45-61A, unvested share-based payments that entitle employees to receive non-forfeitable distributions are considered participating securities, as defined in FASB ASC 260-10-20, for earnings per unit calculations. Net income earned by the Predecessor prior to March 7, 2014 is not included for purposes of calculating earnings per unit as the Predecessor did not have any unitholders. Net income attributable to the Transferred Interests and VEX Interests acquired from Acacia and Devon, respectively, for the period prior to the Partnership’s acquisition of the Transferred Interests and VEX Interests are not allocated to the limited partners for purposes of calculating net income per common unit. The following table reflects the computation of basic and diluted earnings per limited partner unit for the period presented (in millions, except per unit amounts):

	Three Months Ended March 31,
	2015	2014*
Limited partners’ interest in net income	$9.0	$7.7
Distributed earnings allocated to:
Common units (1) (2)	$99.5	$51.3
Unvested restricted units (1)	0.4	0.2
Total distributed earnings	$99.9	$51.5
Undistributed loss allocated to:
Common units (2)	$(90.5)	$(43.7)
Unvested restricted units	(0.4)	(0.1)
Total undistributed loss	$(90.9)	$(43.8)
Net income allocated to:
Common units (2)	$9.0	$7.6
Unvested restricted units	—	0.1
Total limited partners’ interest in net income	$9.0	$7.7
Basic and diluted net income per unit:
Basic	$0.03	$0.03
Diluted	$0.03	$0.03
* The three months ended March 31, 2014 amounts consist only of the period from March 7, 2014 through March 31, 2014.
(1) Three months ended March 31, 2015 and 2014 represents a declared distribution of $0.38 per unit payable on May 14, 2015 and declared distribution of $0.36 per unit for common units paid on May 14, 2014.
(2) Includes declared partial distribution of $0.18 per unit for Class D Common Units payable May 14, 2015 and declared partial distribution of $0.10 per unit for Class B Common Units paid on May 14, 2014.

ENLINK MIDSTREAM PARTNERS, LP

Notes to Condensed Consolidated Financial Statements-(Continued)

The following are the unit amounts used to compute the basic and diluted earnings per limited partner unit for the periods presented (in millions):

	Three Months Ended March 31,
Basic weighted average units outstanding:	2015	2014*
Weighted average limited partner basic common units outstanding (1)	246.7	109.0
Weighted average Class B Common Units outstanding	—	120.5
Weighted average Class C Common Units outstanding	1.1	—
Weighted average Class D Common Units outstanding	15.1	—
Total weighted average limited partner common units outstanding (1)	262.9	229.5
Diluted weighted average units outstanding:
Weighted average limited partner basic common units outstanding (1)	262.9	229.5
Dilutive effect of restricted units issued	0.4	0.6
Total weighted average limited partner diluted common units outstanding (1)	263.3	230.1
* The three months ended March 31, 2014 amounts consist only of the period from March 7, 2014 through March 31, 2014.
(1) Weighted average limited partner common units outstanding do not include common units or Class E Common Units issued on April 1, 2015 and May 27, 2015, respectively, in connection with the acquisition of the VEX Interests and May Transferred Interests, respectively.
All outstanding units were included in the computation of diluted earnings per unit and weighted based on the number of days such units were outstanding during the periods presented.

Net income is allocated to the General Partner in an amount equal to its incentive distributions as described in Note 7(d). The General Partner's share of net income consists of incentive distributions to the extent earned, a deduction for unit-based compensation attributable to ENLC’s restricted units and the percentage interest of the Partnership’s net income adjusted for ENLC's unit-based compensation specifically allocated to the General Partner. The net income allocated to the General Partner is as follows for the periods presented (in millions).

	Three Months Ended March 31,
	2015 (1)	2014 (1)*
Income allocation for incentive distributions	$8.8	$1.4
Unit-based compensation attributable to ENLC’s restricted units	(7.0)	(0.6)
General Partner interest in net income	0.1	0.1
General Partner interest in drop down transactions	24.6	9.5
General Partner share of net income	$26.5	$10.4
* The three months ended March 31, 2014 amounts consist only of the period from March 7, 2014 through March 31, 2014.
(1) Financial information has been recast to include the financial position and results attributable to the May Transferred Interests and VEX Interests.

(8) Asset Retirement Obligations

The schedule below summarizes the changes in the Partnership’s asset retirement obligations:

	March 31, 2015 (1)	March 31, 2014 (1)
	(in millions)
Beginning asset retirement obligations	$20.6	$7.7
Revisions to existing liabilities	(3.9)	—
Liabilities acquired	—	0.9
Accretion	0.1	0.2
Liabilities settled	(3.2)	—
Ending asset retirement obligations	$13.6	$8.8
(1) Financial information has been recast to include the financial position and results attributable to the VEX Interests.

Table of Contents

Asset retirement obligations of $1.1 million as of March 31, 2015 are included in Other Current Liabilities.

(9) Investment in Unconsolidated Affiliates

The Partnership’s unconsolidated investments consisted of a contractual right to the economic benefits and burdens associated with Devon's 38.75% ownership interest in GCF at March 31, 2015 and 2014 and a 30.6% ownership interest in Howard Energy Partners ("HEP") at March 31, 2015 and 2014.

The following table shows the activity related to the Partnership’s investment in unconsolidated affiliates for the periods indicated (in millions):

	Gulf Coast Fractionators	Howard Energy Partners	Total
Three months ended
March 31, 2015
Distributions	$2.7	$4.1	$6.8
Equity in income	$3.3	$0.4	$3.7

March 31, 2014
Distributions (1)	$—	$2.7	$2.7
Equity in income	$4.1	$0.1	$4.2
(1) Includes income and distributions for the period from March 7, 2014 through March 31, 2014 for HEP.

The following table shows the balances related to the Partnership’s investment in unconsolidated affiliates for the periods indicated (in millions):

	March 31, 2015	December 31, 2014
Gulf Coast Fractionators	$54.7	$54.1
Howard Energy Partners	213.1	216.7
Total investments in unconsolidated affiliates	$267.8	$270.8

(10) Employee Incentive Plans

(a)         Long-Term Incentive Plans

The Partnership accounts for unit-based compensation in accordance with FASB ASC 718, which requires that compensation related to all unit-based awards, including unit options, be recognized in the consolidated financial statements.

The Partnership and ENLC each have similar unit-based compensation payment plans for officers and employees, which are described below.  Unit-based compensation associated with ENLC's unit-based compensation plan awarded to officers and employees of the Partnership are recorded by the Partnership since ENLC has no substantial or managed operating activities other than its interests in the Partnership and Midstream Holdings. Amounts recognized in the condensed consolidated financial statements with respect to these plans are as follows (in millions):

	Three Months Ended March 31,
	2015	2014
Cost of unit-based compensation allocated to Predecessor general and administrative expense (1)	$—	$2.8
Cost of unit-based compensation charged to general and administrative expense	11.9	1.0
Cost of unit-based compensation charged to operating expense	1.9	0.2
Total amount charged to income	$13.8	$4.0

(1)	Unit-based compensation expense was treated as a contribution by the Predecessor in the Consolidated Statement of Changes in Partners' Equity in 2014.

ENLINK MIDSTREAM PARTNERS, LP

Notes to Condensed Consolidated Financial Statements-(Continued)

(b)  EnLink Midstream Partners, LP Restricted Incentive Units

The Partnership's restricted incentive units are valued at their fair value at the date of grant which is equal to the market value of common units on such date. A summary of the restricted incentive unit activity for the three months ended March 31, 2015 is provided below:

	Three Months Ended March 31, 2015
EnLink Midstream Partners, LP Restricted Incentive Units:	Number of Units	Weighted Average Grant-Date Fair Value
Non-vested, beginning of period	1,022,191	$31.25
Granted	542,723	27.07
Vested*	(244,998)	28.62
Forfeited	(55,193)	31.48
Non-vested, end of period	1,264,723	$29.96
Aggregate intrinsic value, end of period (in millions)	$31.3
 * Vested units include 84,860 units withheld for payroll taxes paid on behalf of employees.

The Partnership issued restricted incentive units in the first quarter of 2015 to officers and other employees. These restricted incentive units typically vest at the end of three years. In March 2015, the Partnership issued 128,675 restricted incentive units with a fair value of $3.4 million to officers and certain employees as bonus payments for 2014, which vested immediately and are included in the restricted units granted and vested line items above.

A summary of the restricted incentive units’ aggregate intrinsic value (market value at vesting date) and fair value of units vested during the three months ended March 31, 2015 are provided below (in millions):

Three Months Ended March 31,
EnLink Midstream Partners, LP Restricted Incentive Units:	2015
Aggregate intrinsic value of units vested	$6.8
Fair value of units vested	$7.0

As of March 31, 2015, there was $27.3 million of unrecognized compensation cost related to non-vested restricted incentive units. That cost is expected to be recognized over a weighted-average period of 2.2 years.

(c)  EnLink Midstream Partners, LP Performance Units

In March 2015, the Partnership and ENLC granted performance awards under the amended and restated EnLink Midstream GP, LLC Long-Term Incentive Plan (the "GP Plan") and the 2014 Long-Term Incentive Plan (the “LLC Plan”), respectively. The performance award agreements provide that the vesting of restricted incentive units granted thereunder is dependent on the achievement of certain total shareholder return (“TSR”) performance goals relative to the TSR achievement of a peer group of companies (the “Peer Companies”) over the applicable performance period. The performance award agreements contemplate that the Peer Companies for an individual performance award (the “Subject Award”) are the companies comprising the Alerian MLP Index for Master Limited Partnerships (“AMZ”), excluding the Partnership and ENLC (collectively, "EnLink"), on the grant date for the Subject Award. The performance units will vest based on the percentile ranking of the average of the Partnership’s and ENLC’s TSR achievement ("EnLink TSR") for the applicable performance period relative to the TSR achievement of the Peer Companies.

At the end of the vesting period, recipients receive distribution equivalents with respect to the number of performance units vested. The vesting of units may be between zero and 200 percent of the units granted depending on EnLink’s TSR as compared to the peer group on the vesting date. The fair value of each performance unit is estimated as of the date of grant using a Monte Carlo simulation with the following assumptions used for all performance unit grants made under the plan: (i) a risk-free interest rate based on United States Treasury rates as of the grant date; (ii) a volatility assumption based on the historical realized price volatility of the Partnership and the designated peer group; (iii) an estimated ranking of the Partnership among the designated peer group and (iv) the distribution yield. The fair value of the unit on the date of grant is expensed over

ENLINK MIDSTREAM PARTNERS, LP

Notes to Condensed Consolidated Financial Statements-(Continued)

a vesting period of three years. The following table presents a summary of the grant-date fair values of performance units granted and the related assumptions.

Three Months Ended March 31,
2015
Beginning TSR Price	$27.68
Risk-free interest rate	0.99%
Volatility factor	33.01%
Distribution yield	5.66%

The following table presents a summary of the Partnership's performance units.

	Three Months Ended March 31, 2015
EnLink Midstream Partners, LP Performance Units:	Number of Units	Weighted Average Grant-Date Fair Value
Non-Vested, beginning of period	—	$—
Granted	108,713	36.18
Vested	—	—
Non-vested, end of period	108,713	$36.18
Aggregate intrinsic value, end of period (in millions)	$2.7

As of March 31, 2015 there was $3.7 million of unrecognized compensation expense that related to non-vested Partnership performance units. That cost is expected to be recognized over a weighted-average period of 2.1 years.

(d)         EnLink Midstream, LLC’s Restricted Incentive Units

ENLC’s restricted incentive units are valued at their fair value at the date of grant which is equal to the market value of the common units on such date. A summary of the restricted incentive units activities for the three months ended March 31, 2015 is provided below:

	Three Months Ended March 31, 2015
EnLink Midstream, LLC Restricted Incentive Units:	Number of Units	Weighted Average Grant-Date Fair Value
Non-vested, beginning of period	986,472	$37.03
Granted	462,875	31.74
Vested*	(240,760)	35.71
Forfeited	(47,473)	36.60
Non-vested, end of period	1,161,114	$35.21
Aggregate intrinsic value, end of period (in millions)	$37.8
 * Vested units include 77,519 units withheld for payroll taxes paid on behalf of employees.

ENLC issued restricted incentive units in the first quarter of 2015 to officers and other employees. These restricted incentive units typically vest at the end of three years and are included in restricted incentive units outstanding. In March 2015, ENLC issued 102,543 restricted incentive units with a fair value of $3.4 million to officers and certain employees as bonus payments for 2014, which vested immediately and are included in the restricted units granted and vested line items above.

ENLINK MIDSTREAM PARTNERS, LP

Notes to Condensed Consolidated Financial Statements-(Continued)

A summary of the restricted incentive units’ aggregate intrinsic value (market value at vesting date) and fair value of units vested during the three months ended March 31, 2015 are provided below (in millions):

Three Months Ended March 31,
EnLink Midstream, LLC Restricted Incentive Units:	2015
Aggregate intrinsic value of units vested	$8.3
Fair value of units vested	$8.6

As of March 31, 2015, there was $27.4 million of unrecognized compensation costs related to non-vested ENLC restricted incentive units. The cost is expected to be recognized over a weighted-average period of 2.1 years.

(e) EnLink Midstream, LLC's Performance Units

In March 2015, ENLC granted performance awards under the LLC Plan discussed in Note (c) above. At the end of the vesting period, recipients receive distribution equivalents with respect to the number of performance units vested. The vesting of units may be between zero and 200 percent of the units granted depending on EnLink’s TSR as compared to the peer group on the vesting date. The fair value of each performance unit is estimated as of the date of grant using a Monte Carlo simulation with the following assumptions used for all performance unit grants made under the plan: (i) a risk-free interest rate based on United States Treasury rates as of the grant date; (ii) a volatility assumption based on the historical realized price volatility of ENLC and the designated peer group; (iii) an estimated ranking of ENLC among the designated peer group and (iv) the distribution yield. The fair value of the unit on the date of grant is expensed over a vesting period of three years. The following table presents a summary of the grant-date fair values of performance units granted and the related assumptions.

Three Months Ended March 31,
EnLink Midstream, LLC Performance Units:	2015
Beginning TSR Price	$34.24
Risk-free interest rate	0.99%
Volatility factor	33.02%
Distribution yield	2.98%

The following table presents a summary of the ENLC's performance units.

	Three Months Ended March 31, 2015
EnLink Midstream, LLC Performance Units:	Number of Units	Weighted Average Grant-Date Fair Value
Non-Vested, beginning of period	—	$—
Granted	96,963	41.31
Vested	—	—
Non-vested, end of period	96,963	$41.31
Aggregate intrinsic value, end of period (in millions)	$3.2

As of March 31, 2015 there was $3.7 million of unrecognized compensation expense that related to non-vested ENLC performance units. That cost is expected to be recognized over a weighted-average period of 2.1 years.

(11) Derivatives

Commodity Swaps

The Partnership manages its exposure to fluctuation in commodity prices by hedging the impact of market fluctuations. Swaps are used to manage and hedge price and location risk related to these market exposures. Swaps are also used to manage margins on offsetting fixed-price purchase or sale commitments for physical quantities of natural gas and NGLs. The Partnership does not designate transactions as cash flow or fair value hedges for hedge accounting treatment under FASB ASC

ENLINK MIDSTREAM PARTNERS, LP

Notes to Condensed Consolidated Financial Statements-(Continued)

815. Therefore, changes in the fair value of the Partnership's derivatives are recorded in revenue in the period incurred. In addition, the Partnership's risk management policy does not allow the Partnership to take speculative positions with its derivative contracts.

The Partnership commonly enters into index (float-for-float) or fixed-for-float swaps in order to mitigate its cash flow exposure to fluctuations in the future prices of natural gas, NGLs and crude oil. For natural gas, index swaps are used to protect against the price exposure of daily priced gas versus first-of-month priced gas. They are also used to hedge the basis location price risk resulting from supply and markets being priced on different indices. For natural gas, NGLs, condensate and crude, fixed-for-float swaps are used to protect cash flows against price fluctuations: (1) where the Partnership receives a percentage of liquids as a fee for processing third-party gas or where the Partnership receives a portion of the proceeds of the sales of natural gas and liquids as a fee, (2) in the natural gas processing and fractionation components of its business and (3) where the Partnership is mitigating the price risk for product held in inventory or storage.

The components of gain (loss) on derivative activity in the consolidated statements of operations relating to commodity swaps are as follows for the three months ended March 31, 2015 and 2014 (in millions):

	Three Months Ended March 31,
	2015	2014*
Change in fair value of derivatives	$(3.7)	$(0.7)
Realized gain (loss) on derivatives	3.9	(0.6)
Gain (loss) on derivative activity	$0.2	$(1.3)
* The three months ended March 31, 2014 amounts consist only of the period from March 7, 2014 through March 31, 2014.

The fair value of derivative assets and liabilities relating to commodity swaps are as follows (in millions):

	March 31, 2015	December 31, 2014
Fair value of derivative assets — current	$14.3	$16.7
Fair value of derivative assets — long term	7.6	10.0
Fair value of derivative liabilities — current	(3.0)	(3.0)
Fair value of derivative liabilities — long term	(1.5)	(2.0)
Net fair value of derivatives	$17.4	$21.7

Set forth below is the summarized notional volumes and fair value of all instruments held for price risk management purposes and related physical offsets at March 31, 2015. The remaining term of the contracts extend no later than December 2016.

			March 31, 2015
Commodity	Instruments	Unit	Volume	Fair Value
			(In millions)
NGL (short contracts)	Swaps	Gallons	(54.7)	$21.7
NGL (long contracts)	Swaps	Gallons	44.6	(4.1)
Natural Gas (short contracts)	Swaps	MMBtu	(0.6)	0.1
Natural Gas (long contracts)	Swaps	MMBtu	0.4	(0.3)
Condensate (short contracts)	Swaps	MMbbls	—	(0.1)
Condensate (long contracts)	Swaps	MMbbls	—	0.1
Total fair value of derivatives				$17.4

ENLINK MIDSTREAM PARTNERS, LP

Notes to Condensed Consolidated Financial Statements-(Continued)

On all transactions where the Partnership is exposed to counterparty risk, the Partnership analyzes the counterparty's financial condition prior to entering into an agreement, establishes limits and monitors the appropriateness of these limits on an ongoing basis. The Partnership primarily deals with two types of counterparties, financial institutions and other energy companies, when entering into financial derivatives on commodities. The Partnership has entered into Master International Swaps and Derivatives Association Agreements ("ISDAs") that allow for netting of swap contract receivables and payables in the event of default by either party. If the Partnership's counterparties failed to perform under existing swap contracts, the Partnership's maximum loss as of March 31, 2015 of $21.9 million would be reduced to $17.4 million due to the offsetting of gross fair value payables against gross fair value receivables as allowed by the ISDAs.

Fair Value of Derivative Instruments

Assets and liabilities related to the Partnership's derivative contracts are included in the fair value of derivative assets and liabilities and the profit and loss on the mark to market value of these contracts are recorded net as a loss on derivatives in the consolidated statement of operations. The Partnership estimates the fair value of all of its derivative contracts using actively quoted prices. The estimated fair value of derivative contracts by maturity date was as follows (in millions):

	Maturity Periods
	Less than one year	One to two years	More than two years	Total fair value
March 31, 2015	$11.3	$6.1	$—	$17.4

(12)      Fair Value Measurements

FASB ASC 820 sets forth a framework for measuring fair value and required disclosures about fair value measurements of assets and liabilities. Fair value under FASB ASC 820 is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, use of unobservable prices or inputs are used to estimate the current fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued.

FASB ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Partnership’s derivative contracts primarily consist of commodity swap contracts which are not traded on a public exchange. The fair values of commodity swap contracts are determined using discounted cash flow techniques. The techniques incorporate Level 1 and Level 2 inputs for future commodity prices that are readily available in public markets or can be derived from information available in publicly quoted markets. These market inputs are utilized in the discounted cash flow calculation considering the instrument’s term, notional amount, discount rate and credit risk and are classified as Level 2 in hierarchy.

Net liabilities measured at fair value on a recurring basis are summarized below (in millions):

	March 31, 2015 Level 2	December 31, 2014 Level 2
Commodity Swaps*	$17.4	$21.7
Total	$17.4	$21.7

*                 The fair value of derivative contracts included in assets or liabilities for risk management activities represents the amount at which the instruments could be exchanged in a current arms-length transaction adjusted for credit risk of the Partnership and/or the counterparty as required under FASB ASC 820.

ENLINK MIDSTREAM PARTNERS, LP

Notes to Condensed Consolidated Financial Statements-(Continued)

Fair Value of Financial Instruments

The estimated fair value of the Partnership’s financial instruments has been determined by the Partnership using available market information and valuation methodologies. Considerable judgment is required to develop the estimates of fair value; thus, the estimates provided below are not necessarily indicative of the amount the Partnership could realize upon the sale or refinancing of such financial instruments (in millions):

	March 31, 2015		December 31, 2014
	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt	$2,493.7	$2,571.2	$2,022.5	$2,026.1
Obligations under capital leases	$19.3	$18.7	$20.3	$19.8

The carrying amounts of the Partnership’s cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term maturities of these assets and liabilities.

The Partnership had $709.0 million and $237.0 million in outstanding borrowings under its revolving credit facility as of March 31, 2015 and December 31, 2014, respectively. As borrowings under the credit facility accrue interest under floating interest rate structures, the carrying value of such indebtedness approximates fair value for the amounts outstanding under the credit facility. As of March 31, 2015, the Partnership had borrowings totaling $399.5 million, $553.1 million, $349.7 million and $298.4 million net of discount, under the senior unsecured notes due in 2019, 2024, 2044 and 2045, respectively, with a fixed rate of 2.70%, 4.40%, 5.60% and 5.05%, respectively. As of December 31, 2014, the Partnership had borrowings totaling $399.5 million, $553.2 million, $349.7 million, and $298.3 million net of discount under the senior unsecured notes due in 2019, 2024, 2044 and 2045, respectively, with a fixed rate of 2.70%, 4.40%, 5.60% and 5.05%, respectively. Additionally, the Partnership had borrowings of $183.7 million and $184.4 million, including premium, under the senior unsecured notes due in 2022 with a fixed rate of 7.125% as of March 31, 2015 and December 31, 2014, respectively. The fair value of all senior unsecured notes as of March 31, 2015 and December 31, 2014 was based on Level 2 inputs from third-party market quotations.  The fair value of obligations under capital leases was calculated using Level 2 inputs from third-party banks.

(13) Commitments and Contingencies

(a) Severance and Change in Control Agreements

Certain members of management of the Partnership are parties to severance and change of control agreements with the General Partner. The severance and change in control agreements provide those individuals with severance payments in certain circumstances and prohibit such an individual from, among other things, competing with the General Partner or its affiliates during his employment, and disclosing confidential information about, or interfering with a client or customer of, the General Partner or its affiliates during his employment and for a certain period of time following the termination of such person’s employment.

(b) Environmental Issues

The operation of pipelines, plants and other facilities for the gathering, processing, transmitting or disposing of natural gas, NGLs, crude oil, condensate, brine and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of these facilities, the Partnership must comply with United States laws and regulations at the federal, state and local levels that relate to air and water quality, hazardous and solid waste management and disposal, and other environmental matters. The cost of planning, designing, constructing and operating pipelines, plants, and other facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures, including citizen suits, which can include the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of injunctions or restrictions on operation. Management believes that, based on currently known information, compliance with these laws and regulations will not have a material adverse effect on the Partnership's results of operations, financial condition or cash flows.

ENLINK MIDSTREAM PARTNERS, LP

Notes to Condensed Consolidated Financial Statements-(Continued)

(c) Litigation Contingencies

The Partnership is involved in various litigation and administrative proceedings arising in the normal course of business. In the opinion of management, any liabilities that may result from these claims would not individually or in the aggregate have a material adverse effect on its financial position or results of operations.

At times, the Partnership’s subsidiaries acquire pipeline easements and other property rights by exercising rights of eminent domain and common carrier. As a result, the Partnership (or its subsidiaries) is a party to a number of lawsuits under which a court will determine the value of pipeline easements or other property interests obtained by the Partnership’s subsidiaries by condemnation. Damage awards in these suits should reflect the value of the property interest acquired and the diminution in the value of the remaining property owned by the landowner. However, some landowners have alleged unique damage theories to inflate their damage claims or assert valuation methodologies that could result in damage awards in excess of the amounts anticipated. Although it is not possible to predict the ultimate outcomes of these matters, the Partnership does not expect that awards in these matters will have a material adverse impact on its consolidated results of operations or financial condition.

The Partnership (or its subsidiaries) is defending lawsuits filed by owners of property located near processing facilities or compression facilities constructed by the Partnership as part of its systems. The suits generally allege that the facilities create a private nuisance and have damaged the value of surrounding property. Claims of this nature have arisen as a result of the industrial development of natural gas gathering, processing and treating facilities in urban and occupied rural areas.

In July 2013, the Board of Commissioners for the Southeast Louisiana Flood Protection Authority for New Orleans and surrounding areas filed a lawsuit against approximately 100 energy companies, seeking, among other relief, restoration of wetlands allegedly lost due to historic industry operations in those areas. The suit was filed in Louisiana state court in New Orleans, but was removed to the United States District Court for the Eastern District of Louisiana.  The amount of damages is unspecified. The Partnership's subsidiary, EnLink LIG, LLC, is one of the named defendants as the owner of pipelines in the area.  On February 13, 2015, the court granted defendants’ joint motion to dismiss and dismissed the plaintiff’s claims with prejudice. Plaintiffs have appealed the matter to the United States Court of Appeals for the Fifth Circuit. The Partnership intends to continue vigorously defending the case. The success of the plaintiffs' appeal as well as the Partnership's costs and legal exposure, if any, related to the lawsuit are not currently determinable.

We own and operate a high-pressure pipeline and underground natural gas and NGL storage reservoirs and associated facilities near Bayou Corne, Louisiana. In August 2012, a large sinkhole formed in the vicinity of this pipeline and underground storage reservoirs. We are seeking to recover our losses from responsible parties. We have sued Texas Brine Company, LLC ("Texas Brine"), the operator of a failed cavern in the area, and its insurers seeking recovery for this damage. We also filed a claim with our insurers, which our insurers denied. We disputed the denial and sued our insurers, but we have agreed to stay the matter pending resolution of our claims against Texas Brine and its insurers. In August 2014, we received a partial settlement with respect the Texas Brine claims in the amount of $6.1 million, but additional claims remain outstanding. We cannot give assurance that we will be able to fully recover our losses through insurance recovery or claims against responsible parties.

In June 2014, a group of landowners in Assumption Parish, Louisiana added a subsidiary of the Partnership, EnLink Processing Services, LLC, as a defendant in a pending lawsuit they had filed against Texas Brine, Occidental Chemical Corporation, and Vulcan Materials Company relating to claims arising from the Bayou Corne sinkhole. The suit is pending in the 23rd Judicial Court, Assumption Parish, Louisiana. Although plaintiffs’ claims against the other defendants have been pending since October 2012, plaintiffs are now alleging that EnLink Processing Services, LLC’s negligence also contributed to the formation of the sinkhole. The amount of damages is unspecified. The validity of the causes of action, as well as the Partnership's costs and legal exposure, if any, related to the lawsuit are not currently determinable. The Partnership intends to vigorously defend the case. The Partnership has also filed a claim for defense and indemnity with its insurers.

In October 2014, Williams Olefins, L.L.C. filed a lawsuit against a subsidiary of the Partnership, EnLink NGL Marketing, LP, in the District Court of Tulsa County, Oklahoma. The plaintiff alleges breach of contract and negligent misrepresentation relating to an ethane output contract between the parties and the subsidiary’s termination of ethane production from one of its fractionation plants. The amount of damages is unspecified. The validity of the causes of action, as well as the Partnership’s costs and legal exposure, if any, related to the lawsuit are not currently determinable. The Partnership intends to vigorously defend the case.

ENLINK MIDSTREAM PARTNERS, LP

Notes to Condensed Consolidated Financial Statements-(Continued)

(14) Segment Information

Identification of the majority of the Partnership's operating segments is based principally upon geographic regions served.  The Partnership’s reportable segments consist of the following: natural gas gathering, processing, transmission and fractionation operations located in north Texas, south Texas and the Permian Basin in west Texas ("Texas"), the pipelines and processing plants located in Louisiana and NGL assets located in south Louisiana ("Louisiana"), natural gas gathering and processing operations located throughout Oklahoma ("Oklahoma") and crude rail, truck, pipeline, and barge facilities in the Ohio River Valley ("ORV"), west Texas, south Texas and Louisiana ("Crude and Condensate"). The Partnership's Crude and Condensate segment, which is identified based upon the nature of services provided to customers of the segment, has historically been referred to as the Partnership's ORV segment. Due to the growth in this segment, including the acquisition of LPC, the Partnership has renamed this segment to more accurately reflect the assets included therein. The Partnership has restated the prior period to include certain crude and condensate activity in the Crude and Condensate segment. Operating activity for intersegment eliminations is shown in the corporate segment.  The Partnership’s sales are derived from external domestic customers.

Corporate expenses include general partnership expenses associated with managing all reportable operating segments. Corporate assets consist primarily of cash, property and equipment, including software, for general corporate support, debt financing costs and investments in HEP and GCF. The Partnership evaluates the performance of its operating segments based on operating revenues and segment profits.

Summarized financial information concerning the Partnership’s reportable segments is shown in the following tables:

	Texas	Louisiana	Oklahoma	Crude and Condensate	Corporate	Totals
	(In millions)
Three Months Ended March 31, 2015 (1)
Sales to external customers	$70.7	$429.7	$9.0	$263.7	$—	$773.1
Sales to affiliates	140.6	11.9	34.9	4.2	(24.4)	167.2
Purchased gas, NGLs, condensate and crude oil	(66.5)	(376.4)	(3.4)	(235.5)	24.4	(657.4)
Operating expenses	(48.5)	(22.5)	(7.9)	(19.5)	—	(98.4)
Gain on derivative activity	—	—	—	—	0.2	0.2
Segment profit	$96.3	$42.7	$32.6	$12.9	$0.2	$184.7
Depreciation and amortization	$(36.5)	$(27.4)	$(13.5)	$(12.4)	$(1.5)	$(91.3)
Goodwill	$1,168.2	$786.8	$190.3	$137.8	$—	$2,283.1
Capital expenditures	$73.7	$17.8	$5.4	$59.2	$4.3	$160.4
Three Months Ended March 31, 2014 (1)
Sales to external customers	$48.3	$152.5	$11.5	$20.1	$—	$232.4
Sales to affiliates	335.9	0.5	162.9	—	(7.4)	491.9
Purchased gas, NGLs, condensate and crude oil	(257.7)	(140.5)	(133.8)	(14.3)	7.4	(538.9)
Operating expenses	(31.7)	(5.1)	(6.7)	(3.3)	—	(46.8)
Loss on derivative activity	—	—	—	—	(1.3)	(1.3)
Segment profit	$94.8	$7.4	$33.9	$2.5	$(1.3)	$137.3
Depreciation and amortization	$(27.2)	$(5.2)	$(14.2)	$(1.8)	$(0.1)	$(48.5)
Goodwill	$1,256.7	$885.1	$190.3	$106.0	$—	$2,438.1
Capital expenditures	$25.1	$22.1	$10.2	$5.4	$5.5	$68.3
(1) Financial information has been recast to include the financial position and results attributable to the VEX Interests.

ENLINK MIDSTREAM PARTNERS, LP

Notes to Condensed Consolidated Financial Statements-(Continued)

The table below presents information about segment assets as of March 31, 2015 and December 31, 2014:

	March 31, 2015 (1)	December 31, 2014 (1)
Segment Identifiable Assets:	(In millions)
Texas	$3,958.7	$3,302.9
Louisiana	3,175.7	3,316.5
Oklahoma	883.4	892.8
Crude and Condensate	1,170.3	871.8
Corporate	316.4	318.0
Total identifiable assets	$9,504.5	$8,702.0
(1) Financial information has been recast to include the financial position and results attributable to the VEX Interests.

The following table reconciles the segment profits reported above to the operating income as reported in the condensed consolidated statements of operations (in millions):

	Three Months Ended March 31,
	2015 (1)	2014 (1)
Segment profits	$184.7	$137.3
General and administrative expenses	(41.9)	(15.3)
Depreciation and amortization	(91.3)	(48.5)
Operating income	$51.5	$73.5
(1) Financial information has been recast to include the financial position and results attributable to the VEX Interests.

(15) Discontinued Operations

The Predecessor’s historical assets comprised all of Devon’s U.S. midstream assets and operations. However, only its assets serving the Barnett, Cana-Woodford and Arkoma-Woodford Shales, as well as contractual rights to the economic benefits and burdens associated with Devon's 38.75% interest in GCF, were contributed to Midstream Holdings in connection with the business combination on March 7, 2014. All operations activity related to the non-contributed assets prior to March 7, 2014 are classified as discontinued operations.

ENLINK MIDSTREAM PARTNERS, LP

Notes to Condensed Consolidated Financial Statements-(Continued)

The following schedule summarizes net income from discontinued operations (in millions):

Three Months Ended March 31,
2014
Revenues:
Revenues	$6.8
Revenues - affiliates	10.5
Total revenues	17.3

Operating costs and expenses:
Operating expenses	15.7
Total operating costs and expenses	15.7

Income before income taxes	1.6
Income tax provision	0.6
Net income	$1.0

(16) Supplemental Cash Flow Information

The following schedule summarizes non-cash financing activities for the period presented.

Three Months Ended March 31,
2015
(Millions)
Non-cash financing activities:
Non-cash issuance of common units (1)	$180.0
Non-cash issuance of Class C Common Units (1)	$180.0
Non-cash adjustment of interest in Midstream Holdings (2)	$20.9
(1) Non-cash common units and Class C Common Units were issued as partial consideration for the Coronado acquisition. See Note 3 - Acquisitions for further discussion.
(2) Non-cash adjustment to reflect recast of Midstream Holdings' interest acquired on February 17, 2015. See Note 3 - Acquisitions for further discussion.

Also, see Note 5-Affiliate Transactions for non-cash activities related to Predecessor operations with Devon prior to March 7, 2014.